Exhibit 23.1.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
US Power Generating Company:
     We consent to the use of our report dated August 12, 2008, with respect to the consolidated balance sheets of EBG Holdings LLC and subsidiaries as of May 31, 2007 and December 31, 2006, and the related consolidated statements of operations, members’ capital and comprehensive income, and cash flows for the five months ended May 31, 2007 and for each of the years in the two-year period ended December 31, 2006, included herein and to the reference to our firm under the heading “Experts” in the prospectus.
     Our report dated August 12, 2008 contains an explanatory paragraph that states that the Company’s consolidated balance sheet as of December 31, 2005 and the related consolidated statements of operations, members’ capital and comprehensive income, and cash flows for the years ended December 31, 2006 and December 31, 2005, have been restated.
/s/ KPMG LLP
Boston, Massachusetts
August 12, 2008